Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SecureWorks Corp. of our report dated March 28, 2018 relating to the financial statements and financial statement schedule which appears in SecureWorks Corp.’s Annual Report on Form 10-K for the year ended February 2, 2018.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

June 27, 2018